UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September 24, 2009

Dear Stockholders:

We cordially invite you to attend the 2009 Annual Meeting of Stockholders of Schiff Nutrition International, Inc. The meeting will be held on Monday, November 9th, 2009, at 5:00 p.m. local time, at Schiff Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card, and our fiscal 2009 Annual Report. At the meeting, we will vote on the election of our Board of Directors. Our Board of Directors recommends that you vote FOR each of the eight nominees for directors.

Your vote is important to us, and I look forward to seeing you on November 9th. Whether or not you plan to attend the meeting in person, please complete, sign and return the attached proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

Bruce J. Wood President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, NOVEMBER 9, 2009

TIME:	5:00 p.m.
PLACE:	Schiff Nutrition International, Inc.’s Headquarters 2002 South 5070 West Salt Lake City, Utah
MATTERS TO BE CONSIDERED:	(1) The re-election of eight directors to serve on the Board of Directors until the next annual meeting or until the election and qualification of their respective successors; and
(2) Any other business properly coming before the meeting or any adjournment or postponement of the meeting.
RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 10, 2009, the record date.
VOTING BY PROXY:
Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If on September 10, 2009, your shares were held of record by your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Salt Lake City, Utah September 24, 2009	Bruce J. Wood President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. (the “Company,” “we,” “us” or “our”) is providing these materials to you and soliciting the enclosed proxy in connection with our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on November 9,  2009.  The Annual Meeting will be held at 5:00 p.m. local time at Schiff Nutrition International, Inc.’s headquarters, located at 2002 South 5070 West, Salt Lake City, Utah.  You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. Directions to attend the Annual Meeting may be found on our Internet website at www.schiffnutrition.com/directions.asp. We intend to mail this proxy statement and accompanying proxy card on or about September 28, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2009 Annual Report to Stockholders is also enclosed.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on November 9, 2009:

Our proxy materials are also available on our website at www.schiffnutrition.com/shareholder.asp.  This website address contains the following documents:  the notice of the Annual Meeting, this proxy statement and proxy card sample, and our 2009 Annual Report to Stockholders.  You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.  See below regarding “Who can vote in person at the Annual Meeting?”

On what matters am I voting?

The election of eight nominees to our Board is the only known matter to be voted on at the Annual Meeting. The sections entitled “Proposals to be Voted Upon” and “Nominees for Election to our Board of Directors” beginning on page 4 of this proxy statement provide you more information regarding the nominees for election to our Board.  The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendations?

Our Board recommends that you vote your shares FOR each of the eight nominees to our Board.

How many votes may be cast at the Annual Meeting?

On September 10, 2009 (the “Record Date”), 12,708,867 shares of Class A common stock and 14,973,148 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date.  Thus, an aggregate of 162,440,347 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting. As provided under Delaware law, there is no cumulative voting with respect to election of directors.

How do I vote?

You may vote your shares either by proxy, or, if available, over the Internet or by telephone, and in person at the Annual Meeting (please also see the detailed instructions on your proxy card or voting instruction form).  All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Voting by Proxy. To vote by proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the eight named nominees to our Board.

If you hold your shares in street name, please complete, sign and mail the voting instruction form provided by your bank, broker or other record holder. Holding shares in “street name” means your shares are held in an account at a brokerage firm or bank or other nominee holder, and the stock certificates and record ownership are not in your name.

Voting by Internet or Telephone. If available through your brokerage firm or bank, you also may vote on the Internet or by telephone as indicated on your voting instruction form. Voting on the Internet or by telephone may not be available to all stockholders. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on November 8, 2009. If you vote on the Internet or by telephone, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote by Internet or telephone, you do not need to return a proxy card or voting instruction card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction card in the self-addressed postage paid envelope provided.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on the Record Date may vote in person at the Annual Meeting. Also, if on the Record Date your shares were held in street name, you may vote in person at the Annual Meeting by presenting at the Annual Meeting a valid proxy issued in your name from your bank, broker or other record holder.

May I revoke my proxy?

As a stockholder of record of our shares, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by (i) giving written notice of your revocation to our Corporate Secretary, (ii) signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or (iii) voting in person at the Annual Meeting. Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting. Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person. We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting. Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, or other record holder. If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a proxy issued in your name from your bank, broker, or other record holder.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares. We encourage you to submit your proxy so that your shares are voted at the Annual Meeting.

If your shares are held in street name, your brokerage firm may vote your shares on “routine matters,” such as election of our directors. Your brokerage firm may not vote without your instruction on the approval of “non-routine matters” such as a proposal submitted by a stockholder. If proposals to be acted upon include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matters but expressly states that the broker is NOT voting on non-routine matters. This indication by your broker with respect to the non-routine matters is known as a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting. The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the Voting Shares issued and outstanding as of the Record Date. Since there is an aggregate of 162,440,347 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 81,220,174 Voting Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposal?

The eight nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors. This number is called a plurality. Accordingly, abstentions will not affect the outcome of the election of the nominees to our Board. The election of directors is a matter on which a broker or other nominee generally has discretionary voting authority. Accordingly, broker non-votes are not expected to result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the eight nominees for director.  The enclosed proxy gives each of Bruce J. Wood and Joseph W. Baty discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee. We are not aware of any nominee who is unable to stand for re-election.

Who is paying for this proxy’s solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for our fiscal 2010 second quarter ending November 30, 2009.

When are stockholder proposals due for next year’s annual meeting in 2010?

We currently contemplate that our 2010 Annual Meeting of Stockholders will be held on or about November 8, 2010. In the event that a stockholder desires to have a proposal considered for presentation at the 2010 Annual Meeting of Stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than May 27, 2010. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2010 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 14, 2010. If the notice is not received by August 14, 2010, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2010 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent public accountants be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP, our independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions. Our Audit Committee has also selected Deloitte & Touche LLP as our independent public accountants for fiscal 2010.

How can interested persons communicate with our Board of Directors?

Interested persons, including our stockholders, who want to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to our Board upon request.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

Our Board currently consists of nine directors who are elected annually. Mr. H. F. Powell, whose term expires at the Annual Meeting, will not be standing for re-election and accordingly the Board has reduced the size of the authorized number of directors to eight directors effective as of the Annual Meeting.  All of the eight nominees for election to the Board at this Annual Meeting listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company.

On April 1, 2009, Mr. Glenn W. Schaeffer resigned from the Board. Mr. Schaeffer served as a member of both the Compensation and Audit Committees of the Board.  On April 1, 2009 upon Mr. Schaeffer’s resignation, the Board expanded the size of the Board from eight to nine members and appointed Mr. Michael Hyatt and Mr. Eugene B. Jones as directors of the Company to hold office until the Annual Meeting or until their successors are qualified and elected. Mr. Hyatt was appointed as a member of the Compensation Committee and Mr. Jones was appointed as a member of the Audit Committee.  The expansion of the size of the Board and the appointments to the Board and the Committees were effective as of April 21, 2009.  Mr. Hyatt and Mr. Jones were first recommended to become members of our Board by Mr. Roger Kimmel, one of our directors, and a partner of KPMG LLP, respectively.

The term of office for directors elected at the Annual Meeting will expire upon the election of our Board at the 2010 Annual Meeting of Stockholders or when their successors are elected and qualified. See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “For” each of the eight nominees.

2. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting. If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Bruce J. Wood and Joseph W. Baty, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for re-election to our Board at the Annual Meeting are as follows:

Name	Age	Position with the Company
Eric Weider	46	Chairman of the Board
George F. Lengvari	67	Vice Chairman of the Board
Bruce J. Wood	59	Chief Executive Officer, President and Director
Ronald L. Corey	70	Director
Michael Hyatt	64	Director
Eugene B. Jones	61	Director
Roger H. Kimmel	63	Director
Brian P. McDermott	52	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date. We are not aware of any family relationships among any of our directors and executive officers.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996. Since June 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a control stockholder of the Company. Mr. Weider also serves as a member of the board of directors of Weider Health and Fitness. Mr. Weider is President of the Joe Weider Foundation and is a director of Hillsdale Investment Management, Inc., an investment management company based in Toronto, Canada.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari was Vice Chairman of the board of directors of Weider Health and Fitness, a control stockholder of the Company, until August 2009. Mr. Lengvari also served as an executive officer of Weider Health and Fitness from June 1995 through December 2004. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

Bruce J. Wood has been our Chief Executive Officer, President and a director since June 1999. From January 1998 to December 1998, Mr. Wood was President and a founder of All Stick Label LLC, a private company which manufactures custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., a private company that manufactures injection molded plastic industrial and advertising products.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.

Michael Hyatt has been a director since April 2009. Mr. Hyatt has been a Senior Advisor at Irving Place Capital (formerly Bear Stearns Merchant Bank) since October 2008. Prior to that, he was a Senior Managing Director of Investment Banking at Bear Stearns, having joined in 1980. Mr. Hyatt serves on the Board of Directors of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products.

Eugene B. Jones has been a director since April 2009. From April 2004 through January 2007, Mr. Jones was Chief Financial Officer of Amedica Corporation, an early stage company seeking to develop ceramic orthopedic implants for spinal and reconstructive joint applications. Mr. Jones began working for KPMG LLP, an audit, tax and advisory services firm, in 1973, was elected to partnership in 1984, and retired in 2002.  Mr. Jones is a certified public accountant.

Roger H. Kimmel has been a director since August 1996. Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001. Mr. Kimmel was a director of Weider Health and Fitness, a control stockholder of the Company, until August 2009. Mr. Kimmel is also Chairman of the Board of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products, and a director of PG&E Corporation, a company engaged in energy-based businesses.

Brian P. McDermott has been a director since June 2001. Mr. McDermott has been President and Chief Executive Officer of Development Advisors, a consulting practice, since February 2009. From May 1988 to December 2008 Mr. McDermott was a General Partner in Hancock Park Associates, a private equity firm, and held various management and director positions in several of the firm’s portfolio companies, including the following: (i) Mr. McDermott served as President and Chief Executive Officer of Right Start Acquisition Company, a specialty retailer that filed a Chapter 11 bankruptcy petition in 2008, from December 2003 to April 2008; (ii) Mr. McDermott served as a director, President, Chief Executive Officer or Chairman of Fitness Holdings International, Inc., a retail chain selling home fitness equipment, and its predecessor from November 2001 to December 2008; and (iii) Mr. McDermott held various management positions with Leslie's Poolmart, Inc. from 1988 to May 2000, including President and/or Chief Executive Officer from 1989 to December 1999 and Chairman of the Board from January 2000 to May 2000. From November 1994 to December 1998, Mr. McDermott served as Chairman of the Board of Busy Body, Inc., a specialty retailer of fitness equipment.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Our business is managed under the direction of our Board. To assist in carrying out their responsibilities, our Board has established a standing Executive Committee, Audit Committee, and Compensation Committee. We do not have a standing nominating committee. During fiscal 2009, our Board met nine times and acted by unanimous written consent once. Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2009 and while the director served in office and the total number of meetings held during fiscal 2009 by all committees of our Board on which that director served, except for Mr. Schaeffer. Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings. All of our directors except two were present at our 2008 Annual Meeting of Stockholders.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 92%), we are a “controlled company” as defined in the New York Stock Exchange (“NYSE”) listing standards. As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors. Each of Messrs. Corey, Hyatt, Jones, McDermott, Powell and Schaeffer has confirmed to the Board that neither he nor any member of his family has any relationship, commercial or otherwise, with the Company (other than as a stockholder and a director). Our Board has thus determined that each of Messrs. Corey, Hyatt, Jones, McDermott, Powell and Schaeffer is independent, as determined in accordance with NYSE listing standards. Based on the relationships of Messrs. Weider, Lengvari, and Kimmel with Weider Health and Fitness, and the relationship of Mr. Wood as our Chief Executive Officer, the Board has determined that during fiscal 2009 none of Messrs. Weider, Lengvari, Kimmel, and Wood was independent.  Messrs. Lengvari and Kimmel resigned from the Board of Directors of Weider Health and Fitness in August 2009.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari, and Wood. During fiscal 2009, the Executive Committee met several times on an informal basis. The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Powell, Corey, McDermott, and Jones. Mr. Powell serves as the Chairman of the Audit Committee.  Mr. Powell will not be standing for re-election, and the Board expects to appoint Mr. Jones as the Chairman of the Audit Committee.  Mr. Jones joined the Audit Committee upon his appointment to the Board in April 2009, while Mr. Schaeffer served on the Audit Committee through his resignation from the Board in April 2009. During fiscal 2009, the Audit Committee met seven times and acted by unanimous written consent once. The Audit Committee operates pursuant to a written charter that was amended by our Board in July 2009, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Audit Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Audit Committee’s responsibilities include:

●	appointment, compensation, retention, and oversight of the independent auditors;

●	consulting with the independent auditors with regard to the plan and scope of audit;

●	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

●	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

●	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

●	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence;

●	reviewing and approving related party transactions; and

●	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that all members of the Audit Committee are independent and financially literate, as those terms are defined in the NYSE listing standards, and are independent, as such term is defined under the Securities and Exchange Commission (“SEC”) rules. Our Board has also determined that Mr. Powell, current Chairman of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC rules. See the section entitled “Nominees for Election to our Board of Directors” above for a description of the relevant experience of these directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. McDermott, Corey, Hyatt and Powell, each of whom the Board has determined is independent, as that term is defined in the NYSE listing standards. Mr. McDermott serves as the Chairman of the Compensation Committee. Mr. Hyatt joined the Compensation Committee upon his appointment to the Board in April 2009, while Mr. Schaeffer served on the Compensation Committee through his resignation from the Board in April 2009. During fiscal 2009, the Compensation Committee met seven times and acted by unanimous written consent two times. The Compensation Committee operates pursuant to a written charter that was amended by our Board in July 2009, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Compensation Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Compensation Committee’s responsibilities include:

●
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

●	establishing and reviewing the compensation, including equity awards, bonuses, and all other forms of compensation for our executive officers and such other officers as directed by our Board;

●	reviewing general compensation policies, programs, and guidelines for our employees and the criteria by which bonuses to our employees are determined;

●	reviewing and approving all employment, severance, and change in control arrangements with our executive officers;

●	acting as Administrator of our equity award plans; and

●	such other responsibilities as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Mr. Wood, our Chief Executive Officer, annually reviews the performance of each executive officer and other members of senior management (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and makes recommendations regarding the base salary and other compensation payable to these officers. The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity awards, if any, for the executive officers and other members of senior management. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives. The Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its sole discretion, and has the sole authority to approve related fees and other retention terms. Beginning in February 2008 and continuing to present, the Compensation Committee has retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive and senior management compensation programs, including market comparisons and long-term incentive programs.  Specifically, for fiscal 2009, Exequity worked with management and the Compensation Committee in structuring the new long-term incentive programs, and provided the Compensation Committee with market comparisons and competitive analysis regarding the salary, target bonus and long-term incentive compensation for the members of senior management.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.”  See “Controlled Company Exemption Election; Independent Directors” above. Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee. Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors. Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms and other sources. Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations. Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Our Board reviews the qualifications, experience, and background of all candidates. Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of the Company's stockholders. In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills and experience in business, finance and other areas relevant to the Company's operations.

Our Board will consider stockholder suggestions for nominees for directorship. In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements, or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Recommendations received after 120 days prior to the date of mailing of this year’s proxy (or May 27, 2010) will likely not be considered timely for consideration at next year’s Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, and controller, employees, and directors. The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com.  In addition, stockholders may request a free copy of the Code of Business Conduct and Ethics from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and Board committees. A copy of these Guidelines is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Corporate Governance Guidelines from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which our management director and other members of management do not participate. These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board. The non-management directors preside over the meetings on a rotational basis. In addition, our independent directors meet in executive session at least once per year.

Compensation of Directors

Directors who are also employees receive no compensation for serving on our Board. We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors. The table below summarizes the compensation received by Messrs. Corey, Hyatt, Jones, Kimmel, Lengvari, McDermott, Powell and Schaeffer, our non-employee directors who served for all or a portion of the fiscal year ended May 31, 2009.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	All Other Compensation(5)	Total
Ronald L. Corey	$49,500	$62,595	$(15)	$6,250	$118,330
Michael Hyatt*	$4,730	$3,611	—	—	$8,341
Eugene B. Jones*	$5,230	$3,611	—	—	$8,841
Roger H. Kimmel	$18,000	$80,595	$(15)	$6,250	$104,830
George F. Lengvari	$36,000	$45,929	—	—	$81,929
Brian P. McDermott	$55,000	$62,595	$(15)	$6,250	$123,830
H. F. Powell	$59,500	$49,528	$(227)	$6,250	$115,051
Glenn W. Schaeffer*	$32,500	$(3,338)	—	—	$29,162

* Mr. Schaeffer served as a director through April 1, 2009.  Messrs. Hyatt and Jones commenced service as directors on April 21, 2009.

(1)
Fees Paid in Cash. In fiscal 2009, non-employee directors received an annual fee of $18,000. Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units (vesting in four equal installments on the last day of each fiscal quarter) in lieu of cash. Mr. Kimmel elected to receive his annual fee in restricted stock units for fiscal 2009.  In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. The Chairman of the Audit Committee, currently Mr. Powell, received an additional annual fee of $6,000, and the Chairman of the Compensation Committee, currently Mr. McDermott, received an additional annual fee of $3,000.

(2)
The amounts shown are the compensation costs recognized by us in fiscal 2009 related to certain automatic grants of restricted stock or restricted stock units (each of which represents the right to receive one share of our Class A common stock), as prescribed under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standards No. 123R”). For a discussion of valuation assumptions, see Note 12, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2009; except that, for purposes of the amounts shown, no projected forfeitures, if any, were assumed to take place.

Annual and Initial Director Grants.  Effective as of our 2006 Annual Meeting of Stockholders, we modified our initial, annual and three-year equity grant program for non-employee directors generally eliminating option grants and granting restricted stock or restricted stock units instead. As of the 2006 Annual Meeting of Stockholders, each non-employee director is entitled to receive upon initial appointment or election to the Board, an initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual grant, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board). These restricted stock and restricted stock units vest in substantially equal annual installments over a period of approximately three years from the grant date, subject to continued service on the Board.

Three-Year Service Grants.  Each non-employee director who had been a member of our Board for a three-year service period as of October 3, 2001 or thereafter, was automatically granted an option to purchase 15,000 shares of our Class A common stock as of October 3, 2001, if applicable, and as of the expiration of each three-year service period. These options vested immediately upon grant. Effective as of our 2006 Annual Meeting of Stockholders, upon completion of the respective then current three-year service period on the Board (for which no options, restricted stock, or restricted stock units had been previously granted), each non-employee director is granted immediately vested options covering 15,000 shares of Class A common stock in recognition of his service over such past three-year period. Thereafter, restricted stock or restricted stock units replace the immediately vested three-year service period options. Thus, on the first day of a director’s next three-year service period, the director is also granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

Grants in Lieu of Fees.  Each non-employee director may elect to receive the $18,000 annual fee in restricted stock or restricted stock units, vesting in four equal installments on the last day of each fiscal quarter, in lieu of cash. Mr. Kimmel elected to receive his annual fee for fiscal 2009 in restricted stock units, and accordingly on June 1, 2008 he received 2,870 restricted stock units with a fair market value of $18,000 based on the closing price of our Class A common stock on the NYSE on the day preceding the grant date ($6.27).

The following table sets forth information regarding the annual, initial and three-year grants of restricted stock units (RSUs) and shares of restricted stock (RS), and the shares of restricted stock and restricted stock units granted in lieu of fees.

Director	Grant Date	Grant Date Fair Value	Number of Restricted Shares/RSUs	Type of Award	Fiscal 2009 Compensation Cost
Ronald L. Corey	October 24, 2006	$50,000	8,090	Annual RSU	$16,666
	October 4, 2007	60,000	10,889	3yr. RSU	20,000
	October 25, 2007	50,000	8,726	Annual RSU	16,666
	November 10, 2008	50,000	9,090	Annual RSU	9,263

Michael Hyatt	April 21, 2009	$40,000	8,583	Initial RS	$1,445
	April 21, 2009	60,000	12,875	3yr. RS	2,166

Eugene B. Jones	April 21, 2009	$40,000	8,583	Initial RS	$1,445
	April 21, 2009	60,000	12,875	3yr. RS	2,166

Roger H. Kimmel	October 24, 2006	$50,000	8,090	Annual RSU	$16,666
	October 4, 2007	60,000	10,889	3yr. RSU	20,000
	October 25, 2007	50,000	8,726	Annual RSU	16,666
	June 1, 2008	18,000	2,870	RSU in lieu of fees	18,000
	November 10, 2008	50,000	9,090	Annual RSU	9,263

George L. Lengvari	October 25, 2007	$50,000	8,726	Annual RS	$16,666
	October 25, 2007	60,000	10,471	3yr. RS	20,000
	November 10, 2008	50,000	9,090	Annual RS	9,263

Brian P. McDermott	October 24, 2006	$50,000	8,090	Annual RSU	$16,666
	June 9, 2007	60,000	8,836	3yr. RS	20,000
	October 25, 2007	50,000	8,726	Annual RS	16,666
	November 10, 2008	50,000	9,090	Annual RSU	9,263

H.F. Powell	October 24, 2006	$50,000	8,090	Annual RSU	$16,666
	October 25, 2007	50,000	8,726	Annual RSU	16,666
	November 10, 2008	50,000	9,090	Annual RSU	9,263
	January 25, 2009	60,000	12,820	3yr. RS	6,933

Glenn W. Schaeffer*	December 1, 2007	$40,000	7,142	Initial RS	$6,662
	December 1, 2007	60,000	10,714	3yr. RS	(10,000)
	November 10, 2008	50,000	9,090	Annual RS	—

*Mr. Schaeffer forfeited 4,716 shares of his December 1, 2007 initial grant, 10,714 shares of his December 1, 2007 three-year grant and 9,090 shares of his November 10, 2008 annual grant due to his resignation from the Board on April 1, 2009.  Compensation cost recognized in prior fiscal years on forfeited shares was reversed during fiscal 2009.

(3)
Director Options.  The amounts shown are the compensation costs recognized by us in fiscal 2009 related to grants of stock options in fiscal 2009 and in prior fiscal years, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 12, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2009; except that for purposes of the amounts shown, no projected forfeitures, if any, were assumed to take place.

The table below shows how much of the overall amount of the compensation cost is attributable to each option award.

Director	Grant Date	Exercise Price	Number of Shares in Original Grant	Fiscal 2009 Compensation Cost
Ronald L. Corey	October 25, 2005	$5.27	12,500	$3,631
Roger H. Kimmel	October 25, 2005	$5.27	12,500	$3,631
Brian P. McDermott	October 25, 2005	$5.27	12,500	$3,631
H.F. Powell	October 25, 2005	$5.27	12,500	$3,631
	January 25, 2009	$4.68	15,000	$(212)

Prior to our 2006 Annual Meeting of Stockholders, upon initial appointment or election to our Board, non-employee directors had the right to receive options to purchase 20,000 shares of Class A common stock, and upon each Annual Meeting of Stockholders occurring at least nine months after the date of appointment or election to our Board, had the right to receive options to purchase 12,500 shares of Class A common stock. These options vested in equal annual installments over three years and had a term of eight to ten years. All options were granted with an exercise price equal to the closing price of our Class A common stock on the day preceding the grant date. The last of these options was granted on October 25, 2005.

As discussed in footnote 2 above, each non-employee director who had been a member of our Board for a three-year service period as of October 3, 2001 or thereafter, was automatically granted an option to purchase 15,000 shares of our Class A common stock as of October 3, 2001, if applicable, and as of the expiration of each three-year service period. These options vested immediately upon grant. Effective as of our 2006 Annual Meeting of Stockholders, upon completion of the respective then current three-year service period on the Board (for which no options, restricted stock, or restricted stock units had been previously granted), each non-employee director is granted immediately vested options covering 15,000 shares of Class A common stock in recognition of his service over such past three-year period. Thereafter, restricted stock or restricted stock units replace the immediately vested three-year service period options. The last of the three-year service period options was granted on January 25, 2009.

Dividend Equivalent Rights. The amount of compensation cost recognized by us in fiscal 2009 related to grants of stock options in fiscal 2009 and in prior years has been reduced by $3,646 expensed in the prior year but paid in the current year (and included in “All Other Compensation”) for each of Messrs. Corey, Kimmel, McDermott, and Powell relating to the granting of dividend equivalent rights to holders of unvested options in connection with our payment of the Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. To preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007. With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right is paid on the first day of the succeeding fiscal quarter following the date of vesting of each of the stock options.  (See footnote 5 below).

(4)
Year End Outstanding Equity Awards.  The table below shows the aggregate number of option awards (exercisable and unexercisable) and unvested stock awards outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2009.

Director	Options Outstanding at Fiscal Year End	Stock Awards Outstanding at Fiscal Year End
Eric Weider	0	0
George F. Lengvari	0	25,379
Ronald L. Corey	97,500	28,493
Roger H. Kimmel	147,500	28,493
Brian P. McDermott	67,500	26,441
H.F. Powell	117,500	30,424
Glenn W. Schaeffer	0	0
Eugene B. Jones	0	21,458
Michael Hyatt	0	21,458

(5)
Cash Dividends Paid.  The amounts shown are amounts paid relating to dividend equivalent rights granted in connection with our payment of a Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. To preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007. With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right is paid on the first day of the succeeding fiscal quarter following the date of vesting of each of the stock options. See footnote 3 above for additional discussion of dividend-related compensation cost for directors.

We do not offer our non-employee directors any perquisites or other forms of compensation.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Bruce J. Wood	59	Chief Executive Officer, President and Director
Joseph W. Baty	52	Executive Vice President and Chief Financial Officer
Thomas H. Elitharp	60	Executive Vice President-Operations and Support Services

Daniel A. Thomson served as Executive Vice President-Business Development, General Counsel and Corporate Secretary through November 3, 2008.

Set forth below are descriptions of the backgrounds of our current executive officers. For a description of the background of Mr. Wood, see “Nominees for Election to our Board of Directors” above. We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance. Prior to joining us, Mr. Baty was a certified public accountant and partner at KPMG LLP, which he joined in 1984.

Mr. Elitharp has served as Executive Vice President-Operations and Support Services since June 2001. From September 1997 to May 2001, Mr. Elitharp served as Senior Vice President-Operations. Prior to joining us, Mr. Elitharp held numerous positions with Welch Foods Inc., a manufacturer of food products, for over 18 years, most recently as Director of Operations for its East Coast manufacturing locations.

EXECUTIVE COMPENSATION

Compensation Overview

Introduction

We qualify as a “smaller reporting company” under the rules of the SEC and as such have elected to provide an overview and summary of our compensation program in lieu of the Compensation Discussion and Analysis. This Compensation Overview section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers” which for fiscal 2009 under the smaller reporting company rules consist of:

●	Bruce J. Wood, our Chief Executive Officer, President and Director,

●	Joseph W. Baty, our Executive Vice President and Chief Financial Officer, and

●	Thomas H. Elitharp, our Executive Vice President-Operations and Support Services.

General Philosophy and Objectives

The Compensation Committee attempts to promote our financial and operational success by attracting, motivating, and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. The overall objectives of our compensation policies and practices are to:

●	provide competitive compensation arrangements to attract and retain highly qualified executives and other key employees;

●
motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officers’ cash compensation to the achievement of pre-established short-term corporate financial performance objectives;

●
create value in the Company and align the interests of our stockholders and executives by providing long-term incentive awards that are based on pre-established long-term corporate performance objectives; and

●	ensure that our executive officers serve the best interests of our stockholders in the event of a proposed change in control transaction without concern over their personal financial security.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives. Our executive officer compensation program currently is composed of base salary, an annual cash incentive program that is based on our annual financial performance measured against specific pre-established goals, long-term performance awards and certain severance and change in control benefits. In December 2008, we implemented a new long-term performance program, which included the grant of performance awards to our top eight members of senior management and three-year cliff vesting restricted stock units to the remaining members of senior management. The performance awards are denominated by a targeted dollar value and are payable based on how we perform against specified pre-established goals for net sales, operating income and net cash flow, as measured over the performance period and as discussed below. The performance period for the performance awards is October 1, 2008 through May 31, 2011 and any earned awards will be paid two thirds in cash and one third in shares of our Class A common stock after the end of the performance period.  Prior to the implementation of these performance awards, in 2006 we awarded restricted stock units based on our performance against targeted pre-established financial goals for Business Value Created or “BVC” formula that was based on our operating income and return on net capital over the period from January 1, 2006 through May 31, 2008. Since the introduction of long-term performance-based incentive programs in 2006, the Compensation Committee has emphasized the creation of value and the alignment of executive compensation with the interest of our stockholders. In addition, the Compensation Committee believes that a significant portion of total compensation should be tied to our performance, with over half of the executive officer’s total compensation (at target) being paid based on pre-established short-term and long-term financial performance metrics.

Determination of Compensation

Compensation Committee Retention of Compensation Consultant. From time to time, the Compensation Committee retains the services of independent compensation consulting firms. Beginning in February 2008, the Compensation Committee retained Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, which for fiscal 2009 included review and recommendations regarding the performance-based long-term incentive program for the performance period, which commenced October 1, 2008 and ends May 31, 2011. For fiscal 2009, Exequity also provided data regarding market comparisons and competitiveness for our top 11 officers for fiscal year 2008 base salary, annual bonus at target, total cash compensation, long-term incentives and total compensation at target and maximum levels. The market data for the executive officers was derived by the consultant from proxy statements of up to 62 companies (varied by position) in consumer staples, consumer durables and apparel and consumer services industries with annual revenues between $150 million and $300 million. The market data for the remaining officers was derived by the consultant from published survey data among companies with annual revenues ranging from $200 million to $500 million.

Involvement of our Chief Executive Officer. Mr. Bruce Wood, our Chief Executive Officer, annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity and performance awards for executive officers. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.  Management also makes presentations to the Compensation Committee regarding the proposed bonus structure and performance goals in comparison to the fiscal budget and anticipated costs and other matters that impact the budget.

Components of Compensation

Base Salary. Base salaries provide our executive officers with a degree of financial certainty and stability. A competitive base salary is necessary to the development and retention of capable management and is consistent with our long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience and tenure with the Company of the individual, the job performance of the individual, our general practice to target salary levels at competitive median levels, our overall financial results and general economic conditions.

The Compensation Committee generally makes salary adjustments as of August 1 of each year. Annual base salaries were increased for the 2009 fiscal year (effective August 1, 2008) as follows: 4.0% for Mr. Wood, 11.1% for Mr. Baty, and 6.4% for Mr. Elitharp. In making its determinations, the Compensation Committee reviewed information regarding the salary increases as proposed by our Chief Executive Officer. The salary increases were based on a variety of factors, including (i) a review by the Compensation Committee and our Chief Executive Officer of the individual performance and job functions of the executives during fiscal 2008, (ii) “cost of living” adjustment and market movement in base salaries over the prior year; and (iii) individual comparison of salaries to the comparable positions at other companies (as provided by Exequity to the Compensation Committee). No formulaic base salary increases are provided to the named executive officers.

Of the named executive officers, only Mr. Wood has a minimum salary set by his employment agreement, which in 2007 set his minimum salary level at $488,000 (his then current salary), subject to adjustment by the Compensation Committee.  For fiscal 2009, the Compensation Committee increased Mr. Wood’s salary from $495,000 to $515,000, effective as of August 1, 2008. In increasing his salary for fiscal 2009, the Compensation Committee considered a variety of factors, including (i) a review by the Compensation Committee of Mr. Wood’s performance and job functions and (ii) “cost of living” adjustment and market movement in base salaries over the prior year.

Annual Performance-Based Cash Bonuses. The management annual incentive program has been established to reward participants for their contributions to the achievement of Company financial performance. Approximately 90 employees participated in the bonus program for fiscal 2009. The aggregate amount of the bonuses awarded in fiscal 2009 is determined by reference to our financial performance.

As discussed below, our performance against a pre-established financial performance target for the fiscal year determines the amount of aggregate bonus pool available for participants in the bonus program and the actual bonus amount a participant may receive. Among the named executive officers, only Mr. Wood’s employment agreement provides parameters for his annual bonus, as it sets his target bonus percentage at 70% of base salary. Target bonuses for the other named executive officers and program participants also are expressed as a percentage of base salary, and for fiscal 2009 were continued at 55% for Messrs. Baty and Elitharp. Actual bonus amounts are determined shortly after fiscal year end after review of company performance. Our Chief Executive Officer, and at times other members of senior management, presents the final calculation to the Compensation Committee. The Compensation Committee then reviews actual company performance, the bonus calculations and methodology and the previously approved annual incentive program financial performance target and bonus grid and determines the amount payable consistent with the pre-established program.

The Compensation Committee approved the fiscal 2009 management annual bonus plan following its review with the Chief Executive Officer of the proposed annual bonus structure for 2009 and contemplated budget adjustments and its review of information relating to annual incentive costs (historical and prospective).  For fiscal 2009, the Compensation Committee continued the prior year’s financial performance targets based on our performance against a pre-established target grid for “pre-management incentive cost income from continuing operations before income taxes” (“IBT”). Based on the IBT grid, the bonus amount for each participant would be 100% of target if we attained target IBT of $30.2 million, 30% of target if we attained threshold IBT of $20.4 million and 150% of target if we attained a maximum IBT of $36.0 million.  No bonus is payable, however, if the threshold IBT is not met. Total funds placed in the pool for payout to all participants in the plan for fiscal 2009 would be approximately $2.4 million at target IBT; $0.7 million at threshold IBT; and $3.7 million at maximum IBT. For fiscal 2009, no amounts were placed in the bonus pool or paid out, based on pre-bonus IBT of approximately $16.2 million, which was below threshold IBT.

The bonus program for fiscal 2010 is similarly based on the Company’s performance of IBT against pre-established target levels.

Performance-Based Long-Term Awards. Our long-term incentive plans have been established to provide employees with an opportunity to share, along with stockholders, in our long-term performance. Stock options, restricted stock and performance-based restricted stock units are intended to help motivate and retain key employees. These awards also more closely align the employees’ interests with those of our stockholders and focus management on building profitability and long-term stockholder value. Due to the introduction of the long-term incentive programs in fiscal 2006 and fiscal 2009, as discussed below, the Compensation Committee has not granted any other equity awards, such as options, to our executive officers since fiscal 2005.  The Compensation Committee believes that performance-based awards serve as a more effective incentive tool for senior management than options as the awards vest or are earned based solely on our strategic performance, preserve an equity ownership feature and act as a retention device throughout the performance period. The Compensation Committee continues to use options as an incentive and retention tool for certain non-senior management employees.

Commencing in February 2008, the Compensation Committee retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to the review and implementation of a new long-term incentive program.  The Compensation Committee, management and Exequity engaged in numerous discussions regarding the structure, performance goals and payouts, vesting and acceleration terms, market competitiveness, retention value and advisability for a long-term performance-based program.  On December 12, 2008, the Compensation Committee approved a bifurcated long-term incentive program, in which it granted cash-denominated performance-based awards to eight members of senior management and three-year cliff vesting restricted stock units to ten other members of management.  The Compensation Committee felt that it was important to link payout of awards to our financial performance for those in management who can most directly impact our performance.  The Compensation Committee also believed it important to create a strong retention value for key employees through the long-term incentive program and thus granted an aggregate of 240,500 restricted stock units to senior employees, which units cliff vest on May 31, 2011 conditioned upon continued employment through that date.  The performance awards were granted to our three executive officers and five other members of senior management based on target award value, aggregating $5,525,000, and will be earned based on our cumulative performance against three pre-established financial performance targets over the performance period that commenced October 1, 2008 and will end on May 31, 2011, as follows:

Performance Metric	Weighting
Cumulative Net Sales	50%
Cumulative Operating Income	35%
Cumulative Net Cash Flow	15%

No amount, however, will be earned in connection with the performance awards if cumulative operating income for the performance period does not meet or exceed a pre-established minimum amount.

The Compensation Committee chose these performance metrics as it believes that they are key indicators of performance of the Company that increases shareholder value.

The target award value granted to each of the executive officers is as follows:
Name	Target Award Value
Bruce J. Wood, President and Chief Executive Officer	$1,650,000
Joseph W. Baty, Executive Vice President and Chief Financial Officer	$875,000
Thomas H. Elitharp, Executive Vice President—Operations and Support Services	$775,000

In the event that the cumulative operating income threshold is met, the executive can earn from 17.5% of his target award value for threshold performance against the cumulative operating income goal (and failure to meet the thresholds for the other two financial goals) and up to a maximum of 150% of his target award value for maximum performance against all three financial goals. The target award values for the officers were determined based on data provided by Exequity regarding market comparisons and competitiveness for base salary, annual bonus at target, total cash compensation, long-term incentives and total compensation at target and maximum levels. The amount of the award that is earned based on our performance and application of the weighting and pre-established performance grid is referred to as the “Earned Value.”

Two-thirds of the Earned Value shall be paid in cash (subject to any applicable plan limitations, less applicable taxes), and the remaining balance shall be paid in shares of our Class A common stock, based on the closing price on the day preceding the date of the Compensation Committee’s certification of the Earned Value. Executives will be permitted to defer receipt of the shares and cash payable in accordance with Section 409A of the Internal Revenue Code (the “Code”).

The Earned Value will vest on May 31, 2011 subject to continued service by the executive through that date.  In the event of certain qualifying terminations (i.e., termination by reason of death, disability or qualifying retirement, or terminations by the Company without cause (as defined) or termination by the executive for good reason (as defined)), the executive will vest in the Earned Value on a pro-rata basis based on the number of full months of employment during the performance period.  Similar vesting terms are provided in the cliff vesting restricted stock units.  The Compensation Committee believes that this approach is fair and reasonable and promotes the employee’s interest in working diligently toward the performance goals and provides a degree of financial stability. In the event of a change in control, all or a portion of the target award value will be paid on an accelerated basis concurrent with the change in control, as follows: (i) if the change in control occurs in fiscal year 2010, then the executive will vest in 2/3 of his target award value; and (ii) if the change in control occurs in fiscal year 2011, then the executive will vest 100% in his target award value. These provisions replace the provisions in the existing agreements for Messrs. Baty and Elitharp that provide for full vesting of equity awards upon a change in control, and ensure that our executive officers direct their energies to creating the best deal for our stockholders.

Severance and Change in Control Agreements. We have entered into employment-related agreements with each of our named executive officers that generally provide for severance and/or other benefits upon a termination of employment without cause or for good reason, including such a termination during the period beginning 90 days prior to and concluding 12 months following a change in control.  These agreements have been in place for several years and have been subsequently renewed, with the last renewals effective as of June 2007 for Mr. Wood and September 2007 for Messrs. Baty and Elitharp. These agreements were amended in October 2008 to update certain provisions relating to Code Section 409A.  Mr. Wood’s good reason is narrowly defined to occur only (i) with a breach of his agreement by the Company or (ii) if he is not appointed Chief Executive Officer for the successor entity to any change in control. These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of these agreements can be found under “Potential Payments Upon Termination or Change in Control — Employment, Severance and Change in Control Agreements.”

Perquisites and Other Benefits. We offer medical, dental, vision, disability and life insurance plans, in which executives participate on the same basis as all other employees. We also provide matching contributions under our 401(k) Plan, for which executives also participate on the same basis as all other employees. Under our 401(k) Plan, we contribute 50% of an employee’s contributions up to seven percent of the employee’s wages, subject to certain federal law maximum amounts. The employer matching contributions vest 20% per year of service. We also provide car allowances to certain management employees, including our named executive officers.

Tax Considerations. Code Section 162(m) limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain “performance-based” compensation is excluded from the $1,000,000 limit if specific requirements are met. The performance awards granted in fiscal 2009 are intended to qualify as “performance-based” compensation under Code Section 162(m).

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded that is not deductible or fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended May 31, 2009 and 2008.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Bruce J. Wood Chief Executive Officer, President and Director	2009	$511,667	—	—	—	$19,982	$531,649
	2008	$493,833	—	$1,604,250	$349,272	$844,690	$3,292,045

Joseph W. Baty Executive Vice President and Chief Financial Officer	2009	$295,000	—	—	—	$17,728	$312,728
	2008	$269,000	$50,000	$741,190	$149,688	$303,415	$1,513,293

Thomas H. Elitharp Executive Vice President-Operations and Support Services	2009	$247,500	—	—	—	$17,509	$265,009
	2008	$234,167	—	$646,917	$130,284	$211,540	$1,222,908

(1)	Includes any amount of salary deferred under our 401(k) Plan otherwise payable in cash during the year. We make annual salary adjustments as of August 1 of each fiscal year.

(2)	For Mr. Baty, amount represents a discretionary cash bonus of $50,000 for his performance and contributions during fiscal 2008.

(3)
No compensation expense related to the performance-based awards that were granted on December 12, 2008 was recognized during fiscal 2009.  Based on our probability assessment, we determined that the fair value of these performance awards was zero at May 31, 2009.

(4)
No amounts were earned under our annual management incentive cash bonus program for services rendered during fiscal 2009, based on our failure to achieve threshold performance for “pre-management incentive cost income from continuing operations before income taxes” or IBT. There were no individual performance objectives as part of the annual bonus performance program in fiscal 2009.  See “Compensation Overview — Components of Compensation— Annual Performance-Based Cash Bonuses” for additional information on the annual management incentive bonus program.

(5)
The amounts shown for 2009 include our incremental cost for the provision to each of the named executive officers of car allowances and matching contributions made under our 401(k) Plan as set forth below.

Named Executive Officer	Year	401(k) Plan Company Contributions	Car Allowance
Bruce J. Wood	2009	$8,342	$11,640
Joseph W. Baty	2009	$8,488	$9,240
Thomas H. Elitharp	2009	$8,269	$9,240

The amount shown for 2008 also includes dividend equivalent payments made in 2008 in connection with our payment of a Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock.  With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007; all options held by Messrs. Wood, Baty, and Elitharp were vested on the dividend record date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at May 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Bruce J. Wood	25,000	0	$4.82	12/07/2011	19,845	$96,250
	450,000	0	$1.59	4/10/2011

Joseph W. Baty	22,000	0	$4.82	12/07/2011	10,524	$51,042
	78,750	0	$1.59	4/10/2011

Thomas H. Elitharp	22,000	0	$4.82	12/07/2011	9,321	$45,208
	37,500	0	$1.59	4/10/2011

(1)
Represents estimations concerning our performance-based awards, which will be earned, if at all, based on our cumulative performance against three pre-established financial performance targets over the performance period that commenced October 1, 2008 and will end on May 31, 2011.  At grant, the performance awards were denominated in cash based on achieving target performance for each of the three financial performance metrics, and following the end of the performance period the earned value of these awards is payable two-thirds in cash and one third in shares of our Class A common stock, based on the closing price of our stock at such time.  The numbers shown above represent the value of the equity portion of the award (i.e., one third of the earned value of the award) presuming we achieve threshold performance against the cumulative operating income goal (and failure to meet the thresholds for the other two financial goals), in which event 17.5% of the performance award will be earned.  In addition, we have calculated the number of “shares” based on the value of the equity portion payable upon achieving threshold performance, divided by the closing price of our Class A common stock on the last trading day of the 2009 fiscal year (May 29, 2009), which was $4.85. The foregoing does not illustrate the amount that would be paid in cash based on threshold performance (i.e. two thirds of the earned value of the award).  See “Compensation Overview — Components of Compensation— Performance-Based Long-Term Awards” for additional information.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended May 31, 2009. No shares of restricted stock, restricted stock units or other stock awards vested in fiscal 2009.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Bruce J. Wood	75,000	$286,500
Joseph W. Baty	90,000	$285,000
Thomas H. Elitharp	70,000	$228,088

(1)
The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

Potential Payments upon Termination or Change in Control

Employment, Severance and Change in Control Agreements

Mr. Wood. We currently have an employment and change in control agreement with Mr. Wood that was entered into effective as of June 1, 2007. Mr. Wood’s 2007 Employment Agreement combines and replaces the terms and provisions of his 2002 Employment Agreement and a separate supplemental change in control agreement that was last entered into in January 2006. The terms and provisions of Mr. Wood’s 2007 Employment Agreement are substantially similar to the terms and conditions of the two prior agreements. In addition, the 2007 Employment Agreement contains certain provisions relating to compliance with the provisions of Code Section 409A. The 2007 Employment Agreement was amended in October 2008 to further update certain provisions relating to Code Section 409A.  The term of the 2007 Employment Agreement was through May 31, 2008, with automatic one year term renewals for up to three successive years unless either we or Mr. Wood gives written notice of non-extension to the other party no later than three months prior to the end of the otherwise applicable term. The agreement automatically renewed on each of June 1, 2008 and 2009.

Pursuant to his 2007 Employment Agreement, in the event Mr. Wood terminates his employment for “good reason” or we terminate his employment without “cause” (as defined below), he is entitled to the following payments and benefits:

•	a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year;

•
unless otherwise provided in the equity award agreement, all equity awards that would have vested on the next following anniversary of the date of grant will immediately become vested upon such termination; and

•	continuation of certain medical and insurance coverage benefits for a period of 12 months from the date of termination.

For these purposes, good reason is narrowly defined as (a) our material breach of the employment agreement; or (b) if a change in control (as defined below) occurs and Mr. Wood does not become the Chief Executive Officer of the principal operating business of the surviving entity.

In addition to the foregoing, if such termination is during the period beginning 90 days prior to and concluding 12 months subsequent to the consummation of a change in control, he will also be entitled to receive:

•	an additional amount equal to his annual base salary; and

•	tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

If Mr. Wood terminates his employment for good reason or we terminate his employment without cause, he has agreed not to be employed by certain of our competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, the non-competition restriction will last for one year.

In the event of Mr. Wood’s death or disability (as defined) he (or his estate) will receive a pro rata bonus at the level of 100% of his annual base salary based on the number of days worked.  In addition, his equity awards will receive the same partial acceleration as described above.

For these purposes, “cause” as it relates to termination of employment by us, is generally defined as (a) gross or willful misconduct; (b) conviction of fraud or felony; (c) failure to follow substantive written directions or resolutions of the Board; (d) violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (e) drug or alcohol abuse; or (f) material breach of the employment agreement.  A “change in control” is generally defined to include each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by us of a merger, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (i) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; and (ii) after which no person or group beneficially owns securities representing 50% or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of us.

Other Named Executive Officers. In January 2006, we entered into certain agreements with Messrs. Baty and Elitharp that continued through September 30, 2008. Effective as of September 2007, as a result of a review of these agreements for compliance with the provisions of Code Section 409A, we entered into new agreements with each of Messrs. Baty and Elitharp on substantially similar terms as the prior agreements. These agreements were amended in October 2008 to further update certain provisions relating to Code Section 409A. The term of the new agreements continue through September 30, 2010. These agreements provide that if the executive terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined below), he will be entitled to:

•	a severance payment equal to 100% (which increases to 150% if the termination occurs in connection with a change in control) of the sum of:

1.	his annual base salary; plus

2.
the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% if the termination occurs in connection with certain change in control events);

•
continuation of certain medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with a change in control);

•	unless otherwise provided by the equity agreement, full acceleration of vesting of equity awards upon the occurrence of a change in control; and

•	tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Under these agreements, “cause” is generally defined as the executive’s (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the Board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement. “Good reason” is generally defined as (a) a material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of the executive’s principal place of business to a location more than 50 miles from the executive’s current principal place of business. A “change in control” is defined the same as set forth in Mr. Wood’s 2007 Employment Agreement as described above.

Long-Term Incentive Performance Awards

In addition to the potential payments described above under “Employment, Severance and Change in Control Agreements,” on December 12, 2008, we granted long-term incentive performance awards to the executive officers and certain other officers  The performance awards are earned and paid solely based on our cumulative performance against pre-established financial performance targets over the performance period, which commenced October 1, 2008 and ends on May 31, 2011, provided that we achieve a pre-established cumulative operating income level for the performance period.

The performance awards will vest, if at all, on May 31, 2011, subject to continued service by the officer through that date.  If an officer’s employment is terminated by us without cause, by the officer for good reason or following a qualifying retirement, or due to the officer’s death or disability, the Earned Value of the performance award will be paid on a pro-rata basis based on the number of full months the officer was employed out of the 32 months in the performance period.

The performance awards also provide that, in the event of a change in control (as defined) all or a portion of the specified target award value will be paid on an accelerated basis concurrent with the change in control, as follows: (i) if the change in control occurs in fiscal year 2010, then the officer will vest in 2/3 of his target award value; and (ii) if the change in control occurs in fiscal year 2011, then the officer will vest 100% in his target award value.

For these purposes, “cause” is defined the same as set forth under “Other Named Executive Officers” above with regard to the employment-related agreements of Messrs. Baty and Elitharp. “Good reason” is generally defined as (a) a material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of executive’s principal place of business to a location more than 75 miles from executive’s current principal place of business. A “change in control” is defined the same as set forth in Mr. Wood’s 2007 Employment Agreement as described above.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)				Percent of Total Voting Power
	Number of Shares		Percent
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	182,171	0	1.4%	0%	*
Bruce J. Wood	581,822	0	4.4	0	*
Ronald L. Corey	134,684	0	1.1	0	*
Michael Hyatt	21,458	0	*	0	*
Eugene B. Jones	21,458	0	*	0	*
Roger H. Kimmel	168,373	0	1.3	0	*
George F. Lengvari(5)	31,998	0	*	0	*
Brian P. McDermott	82,153	0	*	0	*
H. F. Powell	170,320	0	1.3	0	*
Joseph W. Baty	202,664	0	1.6	0	*
Thomas H. Elitharp	253,927	0	2.0	0	*
Directors and executive officers as a group (11 persons)(4)(5)	1,851,028	0	13.5	0	1.1%
Other Principal Stockholders:
Weider Health and Fitness(6) 21100 Erwin Street Woodland Hills, CA 91367	0	14,973,148	0%	100%	92.2%

GAMCO Investors Inc.(7) One Corporate Center Rye, NY 10580-1422	3,212,089	0	25.3	0	2.0

Burnham Asset Management Corporation(8) 1325 Avenue of the Americas New York, NY 10019	1,121,446	0	8.8	0		*

AXA Financial, Inc.(9) 1290 Avenue of the Americas New York, NY 10104	450,720	0	3.5	0		*

*     Represents less than 1%

(1)
Based on 12,708,867 shares of Class A common stock and 14,973,148 shares of Class B common stock outstanding on the Record Date. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes 475,000, 97,500, 95,000, 67,500, 117,500, 100,750, 59,500 and 1,012,750 shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, Elitharp and all current directors and executive officers as a group, respectively. Also includes 21,458, 21,458, 28,161, 14,653, 12,820 and 98,550 unvested shares of restricted stock granted to Messrs. Hyatt, Jones, Lengvari, McDermott, Powell and all current directors and executive officers as a group, respectively. These shares of restricted stock are subject to certain vesting and forfeiture requirements.

Does not include 417,800, 13,907, 20,291, 8,090, 13,907, 191,900 and 665,895 restricted stock units that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, and all current directors and executive officers as a group, respectively.  Each restricted stock unit represents the right to receive one share of our Class A common stock.  Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of the Record Date.

(3)	Does not give effect to the conversion of Class B common stock.

(4)
Does not include 14,973,148 shares of Class B common stock held by Weider Health and Fitness. Mr. Weider is the President and Chief Executive Officer and a director of Weider Health and Fitness. Mr. Weider disclaims beneficial ownership of such shares.

(5)
Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)	Based on Schedule 13G/A filed on February 14, 2002 by Weider Health and Fitness.

(7)
Based on Schedule 13D/A filed on March 19, 2009 by GAMCO Investors Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Teton Advisers, Inc. (“Teton Advisers”) and MJG Associates, Inc. (“MJG”) own 841,000, 2,200,924, 165,965, and 4,200 shares of Class A common stock, respectively. Due to their affiliations, Mario Gabelli, GAMCO Investors and GGCP, Inc. (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Teton Advisers and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Teton Advisers and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO Asset does not have sole voting power over 25,900 of its shares.  Mario Gabelli, GAMCO Investors and GGCP have indirect voting power with respect to shares beneficially owned directly by Gabelli Funds, GAMCO Asset, Teton Advisers, and MJG. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

(8)
Based on Schedule 13G filed August 10, 2009 by Burnham Asset Management Corporation and Burnham Securities, Inc., Burnham Asset Management Corporation serves as the investment manager for a number of managed accounts with respect to which it has shared dispositive authority over 1,121,446 shares of Class A common stock.  Burnham Securities, Inc. is a registered broker-dealer with a number of discretionary accounts with respect to which it has shared dispositive authority over 136,000 shares of Class A common stock.

(9)
Based on Schedule 13G/A filed February 13, 2009 by (a) AXA Assurances I.A.R.D Mutuelle and AXA Assurances Vie Mutuelle as a group, (b) AXA and (c) AXA Financial, Inc. as parent holding companies of AXA Rosenberg Investment Management LLC (“AXA Rosenberg”), AXA Rosenberg has sole dispositive power over all shares of Class A common stock beneficially owned by it and has sole voting power over 261,050 shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The current members of the Audit Committee are Messrs. Powell, Corey, Jones and McDermott. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls, and disclosure controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2009, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

Members of the Audit Committee of the Board of Directors
H. F. Powell, Chairman
Ronald L. Corey
Eugene B. Jones
Brian P. McDermott

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP (“Deloitte”), our independent public accountants, with respect to the fiscal years ended May 31, 2008 and May 31, 2009 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audits of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and performance of statutory audits were approximately $276,000 and $287,500 for fiscal 2008 and fiscal 2009, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Deloitte for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q were approximately $4,000 and $0 for fiscal 2008 and fiscal 2009, respectively. Audit related fees consist primarily of fees for review of certain stock-based compensation issues for fiscal 2008.

Tax Fees

The aggregate fees billed for services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $150,000 and $70,300 for fiscal 2008 and fiscal 2009, respectively. Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide advice to us regarding financial information systems design and implementation during fiscal 2008 or fiscal 2009.

All Other Fees

All fees for any other services rendered by Deloitte were approximately $341,000 and $0 for fiscal 2008 and fiscal 2009, respectively, consisting primarily of review of potential strategic transactions.

The Audit Committee has reviewed the non-audit services provided by Deloitte and determined that the provision of these services during fiscal 2009 is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2004 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A common stock to file initial reports of ownership and changes in ownership of our Class A common stock with the SEC. These persons and entities are also required by

SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2009, all reporting persons complied with all applicable Section 16(a) filing requirements, except that a Form 4 reporting the automatic annual grant of restricted stock or restricted stock units for each of Messrs. Corey, Lengvari, Kimmel, McDermott, Powell and Schaeffer and a Form 4 for Mr. Kimmel reporting an exercise-and-hold transaction for which the Company received shares to cover the exercise price for expiring options were filed late, in each case due to Company administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements. The Company’s practice is for management to present to the Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and to update the Audit Committee as to any material changes to any approved related party transaction. In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and/or our Board. In addition, transactions involving our directors and their affiliated entities were disclosed and reviewed by our Board in its assessment of our directors’ independence requirements.

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 92% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness. George Lengvari, our Vice Chairman of the Board was also Vice Chairman of Weider Health and Fitness until his resignation in August 2009.  Roger Kimmel, one of our directors, was a director of Weider Health and Fitness until his resignation in August 2009.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness. In connection with the sale of the Weider branded business, we also entered into an agreement whereby we agreed to provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee. The annual fee under the service agreement was originally $500,000, and was increased to $590,000 effective as of November 1, 2005 in connection with our agreement to provide certain additional supply chain related services to Weider Global Nutrition. In connection with the adjustment of certain services provided to Weider Global Nutrition, the annual fee was reduced to $465,000 effective as of March 1, 2007 and subsequently reduced to $275,000 effective as of March 1, 2009. We also provided certain additional short-term logistics services to Weider Global Nutrition in fiscal 2007. In total, we were paid approximately $465,000 and $417,500 for all services provided under such agreement in fiscal 2008 and 2009, respectively. The service agreement provided for a one year term, with an option to either party to extend the term for one additional year. The parties exercised this option for the second year and have further extended the term of the agreement through March 1, 2010.

In addition, we provide contract manufacturing services to Weider Global Nutrition. For both fiscal 2008 and 2009, net sales to Weider Global Nutrition were approximately $1.3 million.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above. The initial term of the amended sublicense agreement was through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above. The royalty payments, as amended, are equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million. The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option.

On September 19, 2007, we entered into a license agreement with Mariz providing for non-exclusive rights to use the Schiff and Move Free trademarks in connection with the sale of joint care products to Costco Wholesale Corporation in Japan.  The initial term of the license agreement is for three years following the launch of our product into Japan.  We may renew the license agreement for two successive three-year terms if certain minimum sales levels are achieved during the third and sixth years following the product launch.  The license agreement provides that we pay royalties equal to 5% of joint care product sales to Costco in Japan with guaranteed minimum annual royalties ranging from $100,000 to $225,000 for each year the agreement is in effect.  Each party has certain termination rights, and depending on which party terminates and the reason for the termination, we may continue to owe the guaranteed minimum royalties for a period following termination of the license agreement.

During fiscal 2009, we incurred royalty expense of approximately $423,000 relating to the Mariz licensing agreements.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Salt Lake City, Utah September 24, 2009	Bruce J. Wood President and Chief Executive Officer

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2009 Annual Report are available at:

http://www.schiffnutritin.com/shareholder.asp.

FOLD AND DETACH HERE
……………………………………………………………………………………………………………………………………………………………………………….
PROXY

SCHIFF NUTRITION INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 9, 2009

The undersigned hereby appoints each of Bruce J. Wood and Joseph W. Baty as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 10, 2009, at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held November 9, 2009, at 5:00 p.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposal set forth on the reverse side hereof and on such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof.  Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the eight nominees as directors.  If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☒  Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR the following proposals:

1.	Election of eight directors of the Company to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR ALL nominees listed	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed	☐	*EXCEPTIONS	☐

Nominees:	Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey, Michael Hyatt, Eugene B. Jones, Roger H. Kimmel and Brian P. McDermott
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.  Your shares will be voted for all nominees other than any nominee(s) listed below.)

*Exceptions:

2.	In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please Mark Here for Address Change or Comments. SEE REVERSE SIDE		☐

Note:
Please sign exactly as name appears hereon.  If a joint account, each joint owner must sign.  If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature	Signature	Date